Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Jack McCarthy, InvestorRelations@vailresorts.com
Media: Sara Olson, News@vailresorts.com
Vail Resorts Reports Fiscal 2025 Third Quarter Results, Provides Updated Fiscal 2025 Guidance, and Provides Early Season Pass Sales Results
BROOMFIELD, Colo. - June 5, 2025 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the third quarter of fiscal 2025 ended April 30, 2025, updated fiscal 2025 guidance, and provided early season pass sales results.
Highlights
•Net income attributable to Vail Resorts, Inc. was $392.8 million for the third quarter of fiscal 2025 compared to $362.0 million in the same period in the prior year.
•Resort Reported EBITDA was $647.7 million for the third quarter of fiscal 2025, which included $4.2 million of one-time costs related to the previously announced two-year resource efficiency transformation plan and $0.1 million of acquisition and integration related expenses. In the same period in the prior year, Resort Reported EBITDA was $654.4 million, which included $1.3 million of acquisition related expenses.
•The Company updated its fiscal 2025 guidance and is now expecting net income attributable to Vail Resorts, Inc. to be between $264 million and $298 million and Resort Reported EBITDA to be between $831 million and $851 million, which includes an estimated $15 million of one-time costs in support of the Company’s resource efficiency transformation plan, an estimated $9 million in one-time costs related to the Company’s previously announced Chief Executive Officer (“CEO”) transition, and an estimated $1 million of acquisition and integration related expenses specific to Crans-Montana. In addition, compared to the original fiscal 2025 guidance, the updated guidance includes an estimated $7 million Resort Reported EBITDA impact from declines in foreign exchange rates.
•Pass product sales through May 27, 2025 for the upcoming 2025/2026 North American ski season decreased approximately 1% in units and increased approximately 2% in sales dollars as compared to the prior year period through May 28, 2024. Pass product sales are adjusted to eliminate the impact of changes in foreign currency exchange rates by applying current U.S. dollar exchange rates to both current period and prior period sales for Whistler Blackcomb.
•The Company’s Board of Directors declared a quarterly cash dividend of $2.22 per share of Vail Resorts’ common stock that will be payable on July 9, 2025 to shareholders of record as of June 24, 2025, and the Company repurchased approximately 0.2 million shares during the quarter at an average price of approximately $161 per share for a total of $30 million. The Board of Directors increased the Company’s authorization for share repurchases by 1.5 million shares to approximately 2.8 million shares.
Commenting on the Company’s fiscal 2025 third quarter results, Rob Katz, Chief Executive Officer, said, “Results in the quarter reflect the stability provided by our season pass program as Resort net revenue, excluding Crans-Montana, remained consistent with prior year even as visitation declined 7%. In March and April, destination visitation among pre-committed passholder guests improved as expected. However, visitation from uncommitted lift ticket guests was below expectations. Ancillary spend per destination guest visit was strong across our ski school and dining businesses throughout the quarter, while overall revenue in our ancillary businesses was impacted by the lower visitation.
“Our performance throughout the 2024/2025 North American ski season reflects the strength of our advance commitment strategy, strong destination guest spending, and the impact of our resource efficiency transformation plan. The Company achieved 3% growth in Resort Reported EBITDA year-to-date despite total skier visits declining 3% across our North American destination mountain resorts and regional ski areas from the beginning of the ski season through April 30, 2025. North American visitation reflects the benefit of improved conditions in the second quarter relative to the prior year, offset by the expected decline in visitation from selling fewer pass units this season. For the year-to-date period, Resort net revenue increased 3% driven by a 4% increase in season pass revenue and increased ancillary spend per guest across our ski school and dining businesses. Resort Reported EBITDA year-to-date also reflects strong cost discipline, including savings from the resource efficiency transformation plan. The Company’s full year Resort Reported EBITDA growth is partially offset by $15 million of expected increased costs from company-wide performance-based management incentive plan expense that was not earned in the prior year, of which $12 million has been incurred through the fiscal third quarter, and $6 million expected unfavorable EBITDA impact from changes in foreign exchange rates, of which $4 million has been incurred through the fiscal third quarter. Overall, the results demonstrate the strength and resilience of the Company’s business model, supported by its expansive resort network and loyal guest base, even as the Company’s western North American destination resorts experienced a decline in visitation, with outsized impacts from a decline in lift ticket guests.
“Through the 2024/2025 North American ski season, guest satisfaction scores across our destination mountain resorts and regional ski areas were strong and consistent with prior year, excluding Park City Mountain. As a result of the investments we continue to make in our teams, the Company achieved record front line return rates and strong employee engagement scores across our mountain resorts during the winter season.”
Regarding the Company’s resource efficiency transformation plan, Katz said, “Vail Resorts is on track to achieve its two-year resource efficiency transformation plan, which was announced in September 2024. The two-year resource efficiency transformation plan is designed to improve organizational effectiveness and scale for operating leverage as the Company grows. Through the three pillars of scaled operations, global shared services, and expanded workforce management, the Company expects $100 million in annualized cost efficiencies by the end of its 2026 fiscal year. The Company now expects to deliver approximately $35 million of efficiencies before one-time operating expenses in fiscal year 2025, which includes $8 million of efficiencies the Company is accelerating into the current fiscal year from its original fiscal year 2026 plan. The Company remains on track to deliver $100 million in annualized cost efficiencies by the end of its fiscal year 2026.”
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the third fiscal quarter ended April 30, 2025, which was filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment
•Total lift revenue increased $24.6 million, or 3.3%, compared to the same period in the prior year, to $770.3 million for the three months ended April 30, 2025, which was primarily due to an increase in pass product revenue of 5.5%, primarily driven by an increase in pass pricing for the 2024/2025 North American ski season. Non-pass product lift revenue was flat compared to the prior year and benefited from incremental non-pass revenue from Crans-Montana of $7.9 million and an increase in non-pass effective ticket price (“ETP”) (excluding Crans-Montana) of 6.6%, but was offset by decreased non-pass visitation at our North American resorts. Total non-pass ETP, including the impact of Crans-Montana, increased 1.3% compared to the prior year.
•Ski school revenue decreased $1.0 million, or 0.6%, driven by decreased skier visitation, partially offset by increased lesson pricing and incremental revenue from Crans-Montana.
•Dining revenue increased $1.5 million, or 1.4%, driven by incremental revenue from Crans-Montana, partially offset by decreased skier visitation.
•Retail/rental revenue decreased $9.6 million, or 7.8%, for which retail revenues decreased $6.1 million, or 10.1%, driven by lower sales at our on-mountain retail locations, and rental revenues decreased $3.5 million, or 5.5%, each driven by decreased skier visitation.

•Operating expense increased $19.2 million, or 3.4%, which was primarily attributable to incremental operating expenses from Crans-Montana and an increase in general and administrative expenses, partially offset by decreased variable expenses associated with decreased revenue upon which those expenses are based.
•Mountain Reported EBITDA decreased $3.2 million, or 0.5%, for the third quarter compared to the same period in the prior year, which includes $6.1 million of stock-based compensation expense for the three months ended April 30, 2025 compared to $5.4 million in the same period in the prior year. Mountain segment results also include one-time operating expenses attributable to our resource efficiency transformation plan of $3.9 million for the three months ended April 30, 2025, as well as acquisition and integration related expenses of $0.1 million and $1.3 million for the three months ended April 30, 2025 and 2024, respectively.
Lodging Segment
•Lodging segment net revenue (excluding payroll cost reimbursements) decreased $3.6 million, or 4.3%, to $78.7 million for the three months ended April 30, 2025 as compared to the same period in the prior year, primarily due to a decrease in revenue from managed condominium rooms as a result of a net reduction in our inventory of available managed condominium rooms proximate to our mountain resorts, as well as decreased demand, which was impacted by decreased destination skier visitation.
•Lodging Reported EBITDA decreased $3.5 million, or 22.1%, for the third quarter compared to the same period in the prior year, which includes $0.8 million of stock-based compensation expense for the three months ended April 30, 2025 compared to $0.7 million in the same period in the prior year. Lodging segment results also include one-time operating expenses attributable to our resource efficiency transformation plan of $0.3 million for the three months ended April 30, 2025.
Resort - Combination of Mountain and Lodging Segments
•Resort net revenue was $1,295.4 million for the three months ended April 30, 2025, an increase of $12.3 million as compared to Resort net revenue of $1,283.1 million for the same period in the prior year.
•Resort Reported EBITDA was $647.7 million for the three months ended April 30, 2025, a decrease of $6.6 million, or 1.0%, compared to the same period in the prior year, which includes one-time operating expenses attributable to our resource efficiency transformation plan of $4.2 million for the three months ended April 30, 2025, as well as $0.1 million of acquisition related expenses for the third quarter of fiscal 2025 compared to $1.3 million of acquisition related expenses for the third quarter of the prior year.
Total Performance
•Total net revenue increased $12.3 million, or 1.0%, to $1,295.6 million for the three months ended April 30, 2025 as compared to the same period in the prior year.

•Net income attributable to Vail Resorts, Inc. was $392.8 million, or $10.54 per diluted share, for the third quarter of fiscal 2025 compared to net income attributable to Vail Resorts, Inc. of $362.0 million, or $9.54 per diluted share, in the third quarter of the prior year.
Outlook
As a result of the lower than expected lift ticket visitation during the spring period announced on April 24, 2025, and one-time costs related to the CEO transition announced on May 27, 2025, the Company is updating its guidance for fiscal 2025. The Company now expects net income attributable to Vail Resorts, Inc. to be between $264 million and $298 million, and Resort Reported EBITDA for fiscal 2025 to be between $831 million and $851 million. The guidance reflects the lower than expected lift ticket visitation in the spring period that was partially mitigated by the Company’s focus on its resource efficiency transformation plan and strong cost discipline. The updated guidance now includes an estimated $9 million in one-time costs related to the CEO transition, in addition to the estimated $15 million in one-time costs related to the multi-year resource efficiency transformation plan, and the estimated $1 million of acquisition and integration related expenses specific to Crans-Montana. Compared to the original fiscal 2025 guidance, the updated guidance includes an estimated $7 million impact from foreign exchange rates. At the midpoint, the guidance implies an estimated Resort EBITDA Margin for fiscal 2025 to be approximately 28.4% or 29.2% before one-time costs from the resource efficiency transformation plan and CEO transition.
The updated guidance also assumes (1) a continuation of the current economic environment and (2) normal weather conditions and operations throughout the Australian ski season and North America summer season. In addition, the updated guidance also reflects foreign currency exchange rate volatility as compared to the assumptions included in our original guidance provided on September 26, 2024. The updated guidance assumes foreign currency exchange rates as of June 4, 2025, including an exchange rate of $0.73 between the Canadian dollar and U.S. dollar related to the operations of Whistler Blackcomb in Canada, an exchange rate of $0.65 between the Australian dollar and U.S. dollar related to the operations of Perisher, Falls Creek and Hotham in Australia, and an exchange rate of $1.21 between the Swiss franc and U.S. dollar related to the operations of Andermatt-Sedrun and Crans Montana in Switzerland, and does not include any potential impacts related to future fluctuations in foreign currency exchange rates, which may be impacted by tariffs, trade disputes, or other factors.
The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2025 for Total Reported EBITDA (after stock-based compensation expense) and reconciles net income attributable to Vail Resorts, Inc. guidance to such Total Reported EBITDA guidance.

	Fiscal 2025 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2025 (6)
	Low End	High End
	Range	Range
Net income attributable to Vail Resorts, Inc.	$264,000	$298,000
Net income attributable to noncontrolling interests	21,000	15,000
Net income	285,000	313,000
Provision for income taxes (1)	99,000	109,000
Income before income taxes	384,000	422,000
Depreciation and amortization	293,000	289,000
Interest expense, net	171,000	167,000
Other (2)	—	(8,000)
Total Reported EBITDA	$848,000	$870,000

Mountain Reported EBITDA (3)	$809,000	$827,000
Lodging Reported EBITDA (4)	21,000	23,000
Resort Reported EBITDA (5)	831,000	851,000
Real Estate Reported EBITDA	17,000	19,000
Total Reported EBITDA	$848,000	$870,000

(1) The provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards may be in-the-money depending on the current value of the stock price.

(2) Our guidance includes certain forward looking known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any forward looking change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material. Additionally, our guidance excludes the impact of any future sales or disposals of land or other assets which are contingent upon future approvals or other outcomes.

(3) Mountain Reported EBITDA also includes approximately $29 million of stock-based compensation, which includes a portion of allocated expense associated with the acceleration of unvested equity awards associated with the CEO transition.

(4) Lodging Reported EBITDA also includes approximately $5 million of stock-based compensation, which includes a portion of allocated expense associated with the acceleration of unvested equity awards associated with the CEO transition.

(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.73 between the Canadian dollar and U.S. dollar, related to the operations of Whistler Blackcomb in Canada; an exchange rate of $0.65 between the Australian dollar and U.S. dollar, related to the operations of our Australian ski areas; and an exchange rate of $1.21 between the Swiss franc and U.S. dollar, related to the operations of Andermatt-Sedrun and Crans-Montana in Switzerland.

Capital Structure and Allocation Update
As of April 30, 2025, the Company’s total liquidity as measured by total cash plus revolver availability and delayed draw term loan availability was approximately $1.6 billion. This includes $467 million of cash on hand, $508 million of U.S. revolver availability and $450 million of U.S. delayed draw term loan availability under the Vail Holdings Credit Agreement, and $215 million of revolver availability under the Whistler Credit Agreement. As of April 30, 2025, the Company’s Net Debt was 2.6 times its trailing twelve months Total Reported EBITDA.
Regarding the return of capital to shareholders, the Company declared a quarterly cash dividend on Vail Resorts’ common stock of $2.22 per share. The dividend will be payable on July 9, 2025 to shareholders of record as of June 24, 2025. In addition, the Company repurchased approximately 0.2 million shares during the quarter at an average price of approximately $161 per share for a total of $30 million. This amount brings the Company’s total fiscal year-to-date repurchases to $70 million for a total of 0.4 million shares. Additionally, the Board of Directors increased the Company’s authorization for share repurchases by 1.5 million shares to approximately 2.8 million shares.
Regarding calendar year 2025 capital expenditures, as previously announced, the Company expects its capital plan for calendar year 2025 to be approximately $198 million to $203 million in core capital, before $46 million of growth capital investments at its European resorts, comprised of $42 million at Andermatt-Sedrun and $4 million at Crans-Montana, and $6 million of real estate related capital projects to complete multi-year transformational investments at the key base area portals of Breckenridge Peak 8 and Keystone River Run, and planning investments to support the development of the West Lionshead area into a fourth base village at Vail Mountain. Including European growth capital investments and real estate related capital, the Company plans to invest approximately $249 million to $254 million in calendar year 2025. Key capital investments include the multi-year transformational investment plans at Park City Mountain, which includes the new Sunrise gondola out of the Canyons base area, along with beginner terrain improvements and restaurant upgrades, in addition to the investments at Andermatt-Sedrun and a six-pack lift at Perisher, new functionality for the My Epic App, more advanced AI capabilities for My Epic Assistant, and technology investments across the Company’s ancillary businesses.
Commenting on capital allocation, Katz said, “We remain committed to a disciplined and balanced approach as stewards of our shareholders’ capital. We continue to prioritize investments that enhance our guest and employee experience, provide high-return capital projects, and enable strategic acquisition opportunities. After these priorities, we focus on returning excess capital to shareholders. In the current environment, the Company looks to balance its approach between share repurchases and dividends. The current dividend level reflects the strong cash flow generation of the business with any future growth in the dividend dependent on a material increase in future cash flows and the Company also maintains an opportunistic approach to share repurchases based on the value of the shares.”

Season Pass Sales
Commenting on the Company’s season pass sales for the upcoming North American ski season, Katz said “Pass product sales through May 27, 2025 for the upcoming North American ski season decreased approximately 1% in units and increased approximately 2% in sales dollars as compared to the period in the prior year through May 28, 2024. Given elevated levels of macro-economic volatility that occurred throughout the spring selling period, it is currently unknown what, if any, impact that had on early pass decision making. Pass sales dollars are benefiting from the 7% price increase relative to the 2024/2025 season, partially offset by the mix impact from the growth of Epic Day Pass products. Pass product sales are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.73 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales.
Katz continued, “The slight decline in units relative to the prior year season to date period was primarily driven by new pass holders and lower tenured renewing pass holders, which may reflect delayed decision making due to the macro-economic environment. Epic Day Pass products experienced strong unit growth driven by the strength in renewing pass holders. Overall renewing pass holder product net migration was relatively consistent with the prior three years.
“The majority of our pass selling season is ahead of us, and we believe the full year pass unit and sales dollar trends will be relatively stable with the spring results. We will provide more information about our pass sales results in our September 2025 earnings release.”
Regarding Epic Australia Pass sales, Katz commented, “Epic Australia Pass sales through May 28, 2025 increased approximately 20% in units and approximately 8% in sales dollars as compared to the period in the prior year through May 29, 2024. Epic Australia Pass sales are benefitting from the successful introduction of the Epic Australia 4-Day Pass, which is resonating with lower frequency skiers and riders in Australia.”
Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 245-3047 (U.S. and Canada) or +1 (203) 518-9765 (international). The conference ID is MTNQ325. A replay of the conference call will be available two hours following the conclusion of the conference call through June 12, 2025, at 11:59 p.m. eastern time. To access the replay, dial (800) 723-8184 (U.S. and Canada) or +1 (402) 220-2668 (international). The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun and Crans-Montana Mountain Resort in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are

passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding fiscal 2025 and calendar year 2025 performance and the assumptions related thereto, including, but not limited to, our expected net income and Resort Reported EBITDA; our expectations regarding our liquidity; expectations related to our season pass products; our expectations regarding our ancillary lines of business; capital investment projects; our calendar year 2025 capital plan; expectations and anticipated benefits of our capital structure; and our expectations regarding our resource efficiency transformation plan. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to risks related to a prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries and our business and results of operations; risks associated with the effects of high or prolonged inflation, elevated interest rates and financial institution disruptions; unfavorable weather conditions or the impact of natural disasters or other unexpected events; the ultimate amount of refunds that we could be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; the willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or public health emergencies, and the cost and availability of travel options and changing consumer preferences, discretionary spending habits; risks related to travel and airline disruptions, and other adverse impacts on the ability of our guests to travel; risks related to interruptions or disruptions of our information technology systems, data security or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; our ability to acquire, develop and implement relevant technology offerings for customers and partners; the seasonality of our business combined with adverse events that may occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; risks related to the high fixed cost structure of our business; our ability to fund resort capital expenditures, or accurately identify the need for, or anticipate the timing of certain capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations;

our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to resource efficiency transformation initiatives; risks related to federal, state, local and foreign government laws, rules and regulations, including environmental and health and safety laws and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products, properties and services effectively; potential failure to adapt to technological developments or industry trends regarding information technology; our ability to successfully launch and promote adoption of new products, technology, services and programs; risks related to our workforce, including increased labor costs, loss of key personnel and our ability to maintain adequate staffing, including hiring and retaining a sufficient seasonal workforce; our ability to successfully integrate acquired businesses, including their integration into our internal controls and infrastructure; our ability to successfully navigate new markets, including Europe, or that acquired businesses may fail to perform in accordance with expectations; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; risks related to scrutiny and changing expectations regarding our environmental, social and governance practices and reporting; risks associated with international operations, including fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars and the Swiss franc, as compared to the U.S. dollar; changes in tax laws, regulations or interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future litigation and legal claims; changes in accounting judgments and estimates, accounting principles, policies or guidelines; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2024, which was filed on September 26, 2024.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2025	2024	2025	2024
Net revenue:
Mountain and Lodging services and other	$1,115,031	$1,098,619	$2,259,172	$2,186,506
Mountain and Lodging retail and dining	180,412	184,494	433,537	428,681
Resort net revenue	1,295,443	1,283,113	2,692,709	2,615,187
Real Estate	115	169	349	4,618
Total net revenue	1,295,558	1,283,282	2,693,058	2,619,805
Segment operating expense:
Mountain and Lodging operating expense	483,161	471,182	1,245,010	1,200,928
Mountain and Lodging retail and dining cost of products sold	59,206	64,439	156,164	161,023
General and administrative	106,011	94,214	327,408	314,953
Resort operating expense	648,378	629,835	1,728,582	1,676,904
Real Estate operating expense	1,662	1,258	4,911	8,115
Total segment operating expense	650,040	631,093	1,733,493	1,685,019
Other operating (expense) income:
Depreciation and amortization	(74,618)	(68,486)	(219,358)	(204,613)
Gain on sale of real property	7,898	—	24,404	6,285
Change in estimated fair value of contingent consideration	(1,900)	(36,500)	(4,079)	(42,957)
Gain (loss) on disposal of fixed assets and other, net	4,267	(571)	3,031	(3,372)
Income from operations	581,165	546,632	763,563	690,129
Mountain equity investment income, net	666	1,093	3,562	1,373
Investment income and other, net	3,154	5,096	8,668	13,643
Foreign currency gain (loss) on intercompany loans	1,702	(2,305)	53	(4,230)
Interest expense, net	(41,317)	(39,853)	(125,839)	(121,168)
Income before provision for income taxes	545,370	510,663	650,007	579,747
Provision for income taxes	(131,042)	(129,280)	(159,124)	(151,606)
Net income	414,328	381,383	490,883	428,141
Net income attributable to noncontrolling interests	(21,576)	(19,388)	(25,419)	(22,359)
Net income attributable to Vail Resorts, Inc.	$392,752	$361,995	$465,464	$405,782
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$10.55	$9.57	$12.46	$10.69
Diluted net income per share attributable to Vail Resorts, Inc.	$10.54	$9.54	$12.44	$10.66
Cash dividends declared per share	$2.22	$2.22	$6.66	$6.34
Weighted average shares outstanding:
Basic	37,241	37,839	37,365	37,974
Diluted	37,277	37,936	37,412	38,067

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2025	2024	2025	2024
Other Data:
Mountain Reported EBITDA	$635,437	$638,587	$948,991	$919,402
Lodging Reported EBITDA	12,294	15,784	18,698	20,254
Resort Reported EBITDA	647,731	654,371	967,689	939,656
Real Estate Reported EBITDA	6,351	(1,089)	19,842	2,788
Total Reported EBITDA	$654,082	$653,282	$987,531	$942,444
Mountain stock-based compensation	$6,058	$5,355	$18,424	$17,549
Lodging stock-based compensation	844	712	2,564	2,540
Resort stock-based compensation	6,902	6,067	20,988	20,089
Real Estate stock-based compensation	65	52	196	162
Total stock-based compensation	$6,967	$6,119	$21,184	$20,251

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2025	2024	(Decrease)	2025	2024	(Decrease)
Net Mountain revenue:
Lift	$770,259	$745,677	3.3%	$1,455,600	$1,394,526	4.4%
Ski school	160,243	161,248	(0.6)%	300,091	295,055	1.7%
Dining	110,972	109,471	1.4%	222,507	209,608	6.2%
Retail/rental	113,678	123,262	(7.8)%	278,363	292,892	(5.0)%
Other	57,397	56,400	1.8%	192,378	176,413	9.0%
Total Mountain net revenue	1,212,549	1,196,058	1.4%	2,448,939	2,368,494	3.4%
Mountain operating expense:
Labor and labor-related benefits	256,343	246,563	4.0%	639,363	611,253	4.6%
Retail cost of sales	30,617	36,668	(16.5)%	86,121	95,666	(10.0)%
Resort related fees	55,727	55,945	(0.4)%	107,330	104,208	3.0%
General and administrative	90,678	79,969	13.4%	281,588	269,490	4.5%
Other	144,413	139,419	3.6%	389,108	369,848	5.2%
Total Mountain operating expense	577,778	558,564	3.4%	1,503,510	1,450,465	3.7%
Mountain equity investment income, net	666	1,093	(39.1)%	3,562	1,373	159.4%
Mountain Reported EBITDA	$635,437	$638,587	(0.5)%	$948,991	$919,402	3.2%

Total skier visits	8,609	8,943	(3.7)%	16,912	16,865	0.3%
ETP	$89.47	$83.38	7.3%	$86.07	$82.69	4.1%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2025	2024	(Decrease)	2025	2024	(Decrease)
Lodging net revenue:
Owned hotel rooms	$15,104	$14,978	0.8%	$56,618	$53,738	5.4%
Managed condominium rooms	32,634	35,390	(7.8)%	71,413	75,701	(5.7)%
Dining	14,870	14,482	2.7%	48,576	46,174	5.2%
Transportation	6,743	7,150	(5.7)%	13,784	15,060	(8.5)%
Golf	—	—	nm	8,131	6,541	24.3%
Other	9,308	10,230	(9.0)%	34,109	36,700	(7.1)%
	78,659	82,230	(4.3)%	232,631	233,914	(0.5)%
Payroll cost reimbursements	4,235	4,825	(12.2)%	11,139	12,779	(12.8)%
Total Lodging net revenue	82,894	87,055	(4.8)%	243,770	246,693	(1.2)%
Lodging operating expense:
Labor and labor-related benefits	31,149	31,852	(2.2)%	100,845	102,478	(1.6)%
General and administrative	15,333	14,245	7.6%	45,820	45,463	0.8%
Other	19,883	20,349	(2.3)%	67,268	65,719	2.4%
	66,365	66,446	(0.1)%	213,933	213,660	0.1%
Reimbursed payroll costs	4,235	4,825	(12.2)%	11,139	12,779	(12.8)%
Total Lodging operating expense	70,600	71,271	(0.9)%	225,072	226,439	(0.6)%
Lodging Reported EBITDA	$12,294	$15,784	(22.1)%	$18,698	$20,254	(7.7)%

Owned hotel statistics:
ADR	$347.01	$341.00	1.8%	$322.94	$317.87	1.6%
RevPAR	$165.54	$166.25	(0.4)%	$164.03	$155.75	5.3%
Managed condominium statistics:
ADR	$517.07	$521.58	(0.9)%	$442.94	$454.12	(2.5)%
RevPAR	$206.66	$215.53	(4.1)%	$139.09	$142.49	(2.4)%
Owned hotel and managed condominium statistics (combined):
ADR	$472.36	$475.96	(0.8)%	$399.57	$407.48	(1.9)%
RevPAR	$197.16	$204.56	(3.6)%	$145.47	$145.82	(0.2)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2025	2024
Total Vail Resorts, Inc. stockholders’ equity	$895,375	$1,003,508
Long-term debt, net	$2,106,413	$2,700,257
Long-term debt due within one year	590,382	68,470
Total debt	2,696,795	2,768,727
Less: cash and cash equivalents	467,034	705,429
Net debt	$2,229,761	$2,063,298

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and nine months ended April 30, 2025 and 2024.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2025	2024	2025	2024
Net income attributable to Vail Resorts, Inc.	$392,752	$361,995	$465,464	$405,782
Net income attributable to noncontrolling interests	21,576	19,388	25,419	22,359
Net income	414,328	381,383	490,883	428,141
Provision for income taxes	131,042	129,280	159,124	151,606
Income before provision for income taxes	545,370	510,663	650,007	579,747
Depreciation and amortization	74,618	68,486	219,358	204,613
(Gain) loss on disposal of fixed assets and other, net	(4,267)	571	(3,031)	3,372
Change in fair value of contingent consideration	1,900	36,500	4,079	42,957
Investment income and other, net	(3,154)	(5,096)	(8,668)	(13,643)
Foreign currency (gain) loss on intercompany loans	(1,702)	2,305	(53)	4,230
Interest expense, net	41,317	39,853	125,839	121,168
Total Reported EBITDA	$654,082	$653,282	$987,531	$942,444

Mountain Reported EBITDA	$635,437	$638,587	$948,991	$919,402
Lodging Reported EBITDA	12,294	15,784	18,698	20,254
Resort Reported EBITDA*	647,731	654,371	967,689	939,656
Real Estate Reported EBITDA	6,351	(1,089)	19,842	2,788
Total Reported EBITDA	$654,082	$653,282	$987,531	$942,444

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended April 30, 2025.

(In thousands) (Unaudited)
Twelve Months Ended
April 30, 2025
Net income attributable to Vail Resorts, Inc.	$290,087
Net income attributable to noncontrolling interests	18,934
Net income	309,021
Provision for income taxes	106,334
Income before provision for income taxes	415,355
Depreciation and amortization	291,238
Loss on disposal of fixed assets and other, net	3,230
Change in fair value of contingent consideration	9,079
Investment income and other, net	(13,617)
Foreign currency gain on intercompany loans	(143)
Interest expense, net	166,510
Total Reported EBITDA	$871,652

Mountain Reported EBITDA	$831,661
Lodging Reported EBITDA	21,462
Resort Reported EBITDA*	853,123
Real Estate Reported EBITDA	18,529
Total Reported EBITDA	$871,652

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2025.

(In thousands) (Unaudited)
As of April 30, 2025
Long-term debt, net	$2,106,413
Long-term debt due within one year	590,382
Total debt	2,696,795
Less: cash and cash equivalents	467,034
Net debt	$2,229,761
Net debt to Total Reported EBITDA	2.6x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and nine months ended April 30, 2025 and 2024.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2025	2024	2025	2024
Real Estate Reported EBITDA	$6,351	$(1,089)	$19,842	$2,788
Non-cash Real Estate cost of sales	(6,875)	—	(6,875)	3,607
Non-cash Real Estate stock-based compensation	65	52	196	162
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	66	(20)	1,184	161
Net Real Estate Cash Flow	$(393)	$(1,057)	$14,347	$6,718

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2025 guidance.

(In thousands) (Unaudited)
Fiscal 2025 Guidance (2)
Resort net revenue (1)	$2,963,000
Resort Reported EBITDA (1)	$841,000
Resort EBITDA margin (1)	28.4%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point of Guidance